Exhibit 99.1

FALCON MINERALS CORPORATION REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS AND DECLARES QUARTERLY DIVIDEND

NEW YORK, NY – November 7, 2019 – Falcon Minerals Corporation (“Falcon,” or the “Company,” “we,” “our,”) (NASDAQ: FLMN, FLMNW), a leading oil and gas minerals company, today announced financial and operating results as well as the dividend for the third quarter ended September 30, 2019.

Highlights

•	207 line of sight wells (2.82 net wells) currently in active development, an increase of 16% from the second quarter 2019

•	118 wells waiting on completion (1.69 net wells)

•	32 wells waiting on connection (0.36 net wells)

•

Four Hooks Ranch wells drilled to total depth during October, in which Falcon has a 22.5% net revenue interest (“NRI”), are waiting to be completed and are expected to be turned in line in the first quarter 2020 (1)

•	Averaged seven rigs running on Falcon’s Eagle Ford position in the third quarter 2019

•	Net production of 4,825 barrels of oil equivalent per day (“boe/d”) during the third quarter 2019 (Eagle Ford production was 56% oil; approximately 50% oil in total)

•	Third quarter 2019 Net Income of $6.4 million (2), or $0.06 per Class A share

•	Adjusted EBITDA of $12.3 million for the third quarter 2019 (3)

•

Third quarter 2019 dividend of $0.135 per share, which represents a last twelve month yield of 10.5% based upon Falcon’s closing share price on November 6, 2019; the third quarter dividend will be paid on December 3, 2019 to all shareholders of record on November 20, 2019

•	Third quarter 2019 Net Debt / LTM EBITDA ratio of 0.55x; credit facility was $38.0 million drawn at the end of the period

•	Establishing average production guidance for Q4 2019 / Q1 2020 of 5,000 – 5,500 boe/d (50% – 55% oil)

(1)

The four recently drilled Hooks Ranch wells will extend the laterals from the Hooks Ranch positions into an adjacent leasehold property where Falcon has a 3.65% NRI. The net NRI contribution from the four wells will be approximately 14.2%

(2)	Net Income shown includes amounts attributable to non-controlling interests
(3)	Please refer to the disclosure on pages 8-9 for the Reconciliation of Net Income to Non-GAAP Measures

Daniel Herz, President and Chief Executive Officer of Falcon commented, “Falcon continues to benefit from world class operators’ steady development of our high margin assets in the core of the Eagle Ford Shale. Our line of sight net wells have increased quarter over quarter, which should drive meaningful growth well into 2020, as our top operators continue to execute on their multi-year development plans. With 2.82 net wells in our line of sight, up from 2.44 net wells last quarter, we continue to see substantial organic growth on the horizon.” Mr. Herz continued, “With the stability of our base business, upcoming growth, and the shifting landscape within energy, we chose to be even more stringent with our acquisition parameters. As such, we completed three acquisitions over the third quarter totaling $0.9 million in total purchase price. Following these acquisitions, we have maintained a pristine balance sheet with only $38.0 million drawn on our revolver. We look forward to continuing to reliably deliver free cash flow to our shareholders quarter after quarter.”

Financial Update

Falcon’s net realized price for crude oil was $60.02 per barrel (“bbl”) in the third quarter 2019 compared to $63.84 in second quarter 2019. Falcon’s net oil realization was approximately $4.00/bbl above the average WTI price for the third quarter 2019, consistent with the differential realized in the second quarter 2019. The Company’s realized price for natural gas during the third quarter 2019 was $2.15 per thousand cubic feet (“mcf”) and $10.57/bbl for natural gas liquids.

On a GAAP basis, Falcon reported Net Income of $6.4 million, or $0.06 per Class A common share, for the third quarter 2019. Falcon generated revenue of $15.9 million (approximately 83% oil) for the third quarter 2019. The Company reported Adjusted EBITDA (a non-GAAP measure as defined and reconciled on pages 8-9) of $12.3 million for the third quarter 2019.

Total cash operating costs for the third quarter 2019 were $8.28 per barrel of oil equivalent (“boe”), compared to $8.61/boe for the second quarter 2019.

General and administrative expense for the third quarter 2019, excluding non-cash stock-based compensation expense, was approximately $2.2 million, compared to $2.3 million for the second quarter 2019. The decrease from the prior quarter was due primarily to certain non-recurring startup related expenses incurred in the second quarter.

As of September 30, 2019, the Company had $38.0 million of borrowings on its revolving credit facility, and $2.6 million of cash on hand, resulting in a net liquidity position of approximately $70 million at the end of quarter. Falcon’s net debt / LTM EBITDA ratio was 0.55x at September 30, 2019 (4).

(4)

Calculated by dividing the sum of total debt outstanding less cash on hand as of September 30, 2019 by Adjusted EBITDA for the trailing 12-month period, as per Falcon’s credit agreement dated August 23, 2018

Third Quarter 2019 Dividend

Falcon’s Board of Directors has declared Falcon’s dividend of $0.135 per Class A share for the third quarter 2019. During the third quarter 2019, the Company generated Pro-forma Free Cash Flow per share of $0.14 (5) (as described and reconciled on page 8-9). The dividend for the third quarter 2019 will be paid on December 3, 2019 to all Class A shareholders of record on November 20, 2019. As a result of this dividend, the exercise price of the Falcon warrants will be adjusted downward to $11.34 per warrant.

(5)

The pro-forma adjustments assume that the non-controlling interests are converted to Class A common shares, such that approximately 86.2 million Class A shares would be outstanding. The pro-forma Class A shares reflects the dilution from 297,000 unvested restricted stock awards (RSAs) which receive dividend equivalent rights (“DER”) on a quarterly basis

Operational Results

Falcon’s net production averaged 4,825 boe/d during the third quarter 2019, of which approximately 50% was oil. Eagle Ford production was approximately 56% oil during the third quarter. Falcon had 27 gross wells turned in line (0.14 net wells) with an average NRI of approximately 0.54% during the third quarter 2019. Falcon currently has 1,867 producing Eagle Ford wells, and the Company’s average NRI for all producing wells is approximately 1.33%.

Falcon continues to experience ongoing development from its leading operators on its oil-rich minerals positions in the Eagle Ford Shale. There are currently 207 line of sight wells (2.82 net wells) with an average NRI of 1.36% in various stages of development on its Eagle Ford minerals position. The 207 line of sight wells represent an increase of approximately 16% from the prior period. These wells are comprised of the following:

Line of Sight Wells

Stage of Activity	Gross Wells	Net Wells	NRI %
Permitted	57	0.78	1.36%
Waiting on completion	118	1.69	1.43%
Waiting on connection	32	0.36	1.11%

Total line of sight	207	2.82	1.36%

The line of sight wells include four wells on Falcon’s Hooks Ranch location that were recently drilled to total depth by ConocoPhillips, and in which the Company has a 22.5% NRI. The four recently drilled Hooks Ranch wells are expected to each have lateral lengths of approximately 10,000 feet, which will extend the laterals from the Hooks Ranch positions into an adjacent leasehold property where Falcon has a 3.65% NRI. As a result, Falcon expects that the net NRI contribution from the four wells will be approximately 14.2%. These four Hooks Ranch wells are expected to be turned in line in the first quarter 2020.

In the first nine months of 2019, Falcon has acquired approximately 130 net royalty acres through 20 transactions in the Eagle Ford Shale for a total cost of approximately $20.9 million. The transactions were funded using cash on hand and availability on the Company’s revolving credit facility.

Guidance Summary

The Company has provided forward six-month average guidance based upon expectations for producer activity on Falcon’s net royalty positions.

Q4 2019 – Q1 2020	Guidance Range
Net production per barrel of oil equivalent per day (boe/d)	5,000 – 5,500
% Oil of net production	50% – 55%
Operating costs:
Production and ad valorem taxes (% of revenue)	4.0% – 5.0%
Marketing and transportation ($/boe)	$1.00 – $1.50
Cash general and administrative (6) ($mm)	$4.5 – $5.0
Depletion expense (7) ($/boe)	$6.50 – $7.50

(6)	General and administrative expense above represents guidance over the next six months and excludes non-cash stock-based compensation expense
(7)	The depletion expense forecast range above is shown on a GAAP basis

Upcoming Investor Conferences

The Company will be participating in several upcoming investor conferences. Falcon will be hosting investor meetings at each of the following events:

•	Wednesday, November 13, 2019: Stephens Investment Conference – The Omni Nashville Hotel, Nashville, TN

•	Thursday, December 12, 2019: Capital One Securities 14th Annual Energy Conference – Hotel Zaza, Houston, TX

Conference Call Details

Falcon management invites investors and interested parties to listen to the conference call to discuss third quarter 2019 results on Friday, November 8, 2019 at 9:00 am ET. Participants for the conference call should dial (866) 342-8591 (International: (203) 518-9713) and use the confirmation code FLMNQ319. The Falcon earnings call is also accessible via webcast on the company’s website on www.falconminerals.com in the Events page of the Investor Relations section. A replay of the call will be available starting at 12:00 pm ET on November 8, 2019. To access the replay, investors and interested parties can listen to the replay on www.falconminerals.com in the Events page of the Investor Relations section, or call (800) 839-2382 (International: (402) 220-7201).

About Falcon Minerals

Falcon Minerals Corporation (NASDAQ: FLMN, FLMNW) is a C-Corporation formed to own and acquire high growth oil-weighted minerals rights. Falcon Minerals owns mineral, royalty, and over-riding royalty interests covering approximately 256,000 gross unit acres in the Eagle Ford Shale and Austin Chalk in Karnes, DeWitt and Gonzales Counties in Texas. The Company also owns approximately 68,000 gross unit acres in the Marcellus Shale across Pennsylvania, Ohio and West Virginia. For more information, visit our website at www.falconminerals.com.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Falcon cautions readers that any forward-looking information is not a guarantee of future performance. Such forward-looking statements include, but are not limited to, statements about future financial and operating results, future dividends paid, resource and production potential, Falcon’s plans, objectives, expectations and intentions and other statements that are not historical facts. Risks, assumptions and uncertainties that could cause actual results to materially differ from the forward-looking statements include, but are not limited to, those associated with general economic and business conditions; Falcon’s ability to realize the anticipated benefits of its acquisitions; changes in commodity prices; uncertainties about estimates of reserves and resource potential; inability to obtain capital needed for operations; changes in government environmental policies and other environmental risks; the availability of drilling equipment and the timing of production in Falcon’s regions; tax consequences of business transactions; and other risks, assumptions and uncertainties detailed from time to time in Falcon’s reports filed with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in Falcon’s most recent annual report on Form 10-K as well as any subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Forward-looking statements speak only as of the date hereof, and Falcon assumes no obligation to update such statements, except as may be required by applicable law.

FALCON MINERALS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	September 30,
	2019	2018
Revenues:
Oil and gas sales	$15,908	$23,825
Loss on hedging activities	—	458

Total revenues	15,908	24,283

Expenses:
Production and ad valorem taxes	891	1,326
Marketing and transportation	584	493
Amortization of royalty interests in oil & gas properties	3,184	4,494
General, administrative and other	3,168	1,132

Total expenses	7,827	7,445

Operating income	8,081	16,838
Other income (expense):
Gain on the sale of assets	—	—
Other income	58	38
Interest expense	(650)	(557)

Total other income (expense)	(592)	(519)

Income before income taxes	7,489	16,319
Provision for income taxes	1,132	810

Income from continuing operations	6,357	15,509
Income from discontinued operations	—	91

Net income	6,357	15,600
Net income attributable to non-controlling interests	(3,473)	(2,933)

Net income attributable to shareholders/unitholders	$2,884	$12,667

Class A common shares (basic and diluted)	$0.06	$0.06 (1)

(1)

Earnings per share for 2018 is calculated for the Company only for periods subsequent to the transactions with Royal Resources L.P. (the “Transactions”) due to the Transactions being accounted for as a reverse recapitalization

FALCON MINERALS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$2,627	$7,317
Accounts receivable	8,029	11,271
Prepaid expenses	1,292	1,524

Total current assets	11,948	20,112
Royalty interests in oil & gas properties, net of accumulated amortization	220,446	209,168
Property and equipment, net	497	—
Deferred tax asset, net	56,470	58,773
Other assets	2,690	3,182

Total assets	$292,051	$291,235

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,974	$521
Credit facility	38,000	21,000
Other non-current liabilities	476	—

Total liabilities	40,450	21,521

Shareholder’s equity:
Class A common stock	5	5
Class C common stock	4	4
Additional paid in capital	132,325	137,866
Non-controlling interests	119,267	127,029
Retained earnings	—	4,810

Total shareholder’s equity	251,601	269,714

Total liabilities and shareholder’s equity	$292,051	$291,235

Reconciliation of Adjusted EBITDA and Pro-forma Free Cash Flow from Net Income (in thousands, except per share amounts):

	Three Months Ended September 30, 2019	Fully Converted Per Share Basis Three Months Ended Sept. 30, 2019 (1)
Net Income	$6,357	$0.07
Interest expense (2)	650	0.00
Depletion and depreciation	3,207	0.05
Share-based compensation	970	0.01
Income taxes	1,132	0.01

Adjusted EBITDA	$12,316	$0.14
Interest expense (2)	(650)	(0.00)

Pro-forma Free Cash Flow	$11,666	$0.14

(1)

Per share information is presented on a fully converted basis and includes both the 46.2 million Class A common shares (inclusive of 297,000 unvested restricted stock awards which receive DERs) and the 40.0 million Class C common shares that are outstanding as of September 30, 2019. As such, Net Income per fully converted share in this schedule is not comparable to earnings per share (EPS) of $0.06 for the period ended September 30, 2019 as shown on the Statement of Operations

(2)	Interest expense includes amortization of deferred financing costs

Calculation of cash available for dividends for the third quarter 2019 (in thousands):

Three Months Ended
September 30,
2019
Adjusted EBITDA	$12,316
Interest expense	(650)

Net cash available for distribution	11,666
Cash to be distributed to non-controlling interests	$5,400

Cash to be distributed to Falcon Minerals Corp.	$6,203

Dividends to be paid to Class A shareholders	$6,203

Non-GAAP Financial Measures

Adjusted EBITDA and Pro-forma Free Cash Flow are supplemental non-GAAP financial measures used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe Adjusted EBITDA and Pro-forma Free Cash Flow are useful because they allow us to evaluate our performance and compare the results of our operations period to period without regard to our financing methods or capital structure. In addition, management uses Adjusted EBITDA and Pro-forma Free Cash Flow to evaluate cash flow available to pay dividends to our common shareholders.

We define Adjusted EBITDA as Net Income plus interest expense, net, depletion expense, provision for income taxes and share-based compensation. We define Pro forma Free Cash Flow as Net Income plus depletion expense, provision for income taxes and share-based compensation less cash income taxes. Adjusted EBITDA and Pro-forma Free Cash Flow are not measures of Net Income as determined by GAAP. We exclude the items listed above from Net Income in calculating Adjusted EBITDA and Pro-forma Free Cash Flow because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from Adjusted EBITDA and Pro-forma Free Cash Flow are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA and Pro-forma Free Cash Flow.

Adjusted EBITDA and Pro-forma Free Cash Flow should not be considered an alternative to, or more meaningful than, Net Income, royalty income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. Our computations of Adjusted EBITDA and Pro-forma Free Cash Flow may not be comparable to other similarly titled measures of other companies.

FALCON MINERALS CORPORATION

SELECTED OPERATING DATA

(Unaudited)

	Three Months Ended
	September 30,
	2019	2018 (1)
Production Data:
Oil (bbls)	220,537	258,665
Natural gas (boe)	133,749	187,640
Natural gas liquids (bbls)	89,652	68,134

Combined volumes (boe)	443,938	514,439

Average daily combined volume (boe/d)	4,825	5,592
Average sales prices:
Oil (bbls)	$60.02	$74.43
Natural gas (mcf)	$2.15	$3.03
Natural gas liquids (bbls)	$10.57	$28.73
Combined per boe	$35.84	$47.86
Average costs ($/boe):
Production and ad valorem taxes	$2.01	$2.58
Marketing and transportation expense	$1.32	$0.96
Cash general and administrative expense	$4.95	$2.20
Interest expense, net	$1.46	$1.08
Depletion	$7.17	$8.74

(1)

The production data for Q3 2018 shown contains certain production that was not contributed to Falcon in the Royal Resources transaction in August 2018, including a portion of this non-acquired production that was sold in February 2018

Falcon Minerals Contacts:

Bryan C. Gunderson

Chief Financial Officer

bgunderson@falconminerals.com

Brian Begley

Investor Relations

bbegley@falconminerals.com